Exhibit 99.1

Socket Mobile Reports Profitable Second Quarter and Six Month Results

NEWARK, Calif., – July 23, 2013 - Socket Mobile, Inc. (OTC: SCKT), an innovative provider of mobile barcode scanning and handheld computer products, today reported financial results for its 2013 second quarter ended June 30, 2013.

Revenue for the second quarter of 2013 was $4.4 million, an increase of 10 percent compared to revenue of $4.0 million for the same quarter a year ago and an increase of 4 percent sequentially from revenue of $4.3 million in the immediately preceding quarter. Net income for the second quarter of 2013 was $43,000, or $0.01 per share, compared to a net loss of $755,000, or a loss of $0.16 per share in the second quarter of 2012 and net income of $75,000, or $0.02 per share in the immediately preceding quarter. Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA), a non-GAAP measure of operating results, was $294,000, or $0.06 per share, in the second quarter of 2013 compared to a net EBITDA loss of $444,000, or a loss of $0.09 per share, in the second quarter of 2012.

Revenue for the six months ended June 30, 2013 was $8.7 million, an increase of 9 percent compared to revenue of $8.0 million for the six months ended June 30, 2012. Net income for the six months ended June 30, 2013 was $118,000, or $0.02 per share, compared to a net loss of $1.6 million, or a loss of $0.34 per share, for the same period a year ago. Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA) for the six months ended June 30, 2013 was $623,000, or $0.13 per share, compared to a net EBITDA loss for the six months ended June 30, 2012 of $1.0 million, or a loss of $0.21 per share.

Operating expenses for the second quarter of 2013 were $1.6 million, a decrease of 27 percent compared to operating expenses of $2.2 million for the same quarter a year ago, and an increase of 5 percent compared to operating expenses of $1.5 million in the immediately preceding quarter, reflecting the planned return of furloughed employees to support improving sales volumes. Operating expenses for the six months ended June 30, 2013 were $3.2 million, a decrease of 31 percent compared to operating expenses of $4.6 million for the same period a year ago.

Kevin Mills, president and chief executive officer, commented, “We are pleased to report our second consecutive profitable quarter on continued sequential revenue growth. Our barcode scanning business continues to be driven by increasing demand for cordless barcode scanners that work with tablets and smartphones. The primary demand continues to be from mobile point of sale applications using the iPad and iPad mini or equivalent Android tablets. The increasing number of mobile applications being deployed across a number of industries is an important growth driver, and to date Socket has over 500 developers registered to use our barcode scanning software developer kit (SDK).

“Today, we also announced a new barcode scanner, our model 8Ci, which is initially targeted at the iPhone and iTouch point of sale market. The 8Ci attaches to these devices to create a single-handed barcode scanning solution. From a software point of view, the 8Ci is fully compatible with our existing SocketScan 10 SDK and can be immediately supported by our registered developers. The 8Ci is more compact than its counterpart, our Model 7Ci, and can be used as a stand-alone Bluetooth barcode scanner in applications where size and portability are major considerations.

“Our newest SoMo 655 family of handheld computers introduced last year runs the Windows Mobile Embedded 6.5 operating system. Microsoft has extended its support for this operating system until 2020. The system is an ideal replacement for discontinued classic PDA models. We have more than 50 developers who have registered for our SoMo SDK which provides tools to application developers to customize features of the operating system to improve its use with our products.

“With our family of innovative mobile solutions, we believe that Socket is well positioned to grow as new mobile applications are deployed for retail point of sale, commercial services and healthcare markets. We will continue to tightly manage our expenses and remain committed to continued growth in revenues and profitability,” Mills concluded.

Conference Call
Management of Socket will hold a conference call and web cast today at 2 P.M. PT to discuss the quarterly results and outlook for the future. The dial-in number to access the call is (877) 407-9210 from within the U.S. or (201) 689-8049 from international locations. A replay will be available via telephone for a week following the call at (877) 660-6853 from within the U.S., or (201) 612-7415 from international locations. The conference ID is 417527#. The call will also be carried live and available via replay through a link on Socket’s website at www.socketmobile.com. From the home page, choose “About Socket”/“Investor Relations”/“Conference Calls and Events.” A transcript will be posted within a few days of the call.

About Socket Mobile, Inc.

Founded in 1992, Socket Mobile is a leading innovator of mobile devices and productivity tools for retail POS, field service, healthcare, and other mobile markets. Our portfolio includes wireless handheld and hands-free barcode scanners for tablets and smartphones; durable handheld computers and accessories; and OEM solutions for the mobile device market. Socket Mobile is headquartered in Newark, Calif. and can be reached at +1-510-933-3000 or www.socketmobile.com. Follow Socket Mobile on Facebook and Twitter @socketmobile and subscribe to sockettalk.socketmobile.com, the company’s official blog.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, but are not limited to, statements regarding mobile computer and data collection products, including details on the timing, distribution and market acceptance of new products, and statements predicting trends, sales and market conditions and opportunities in the markets in which we sell our products. Such statements involve risks and uncertainties, and actual results could differ materially from the results anticipated in such forward-looking statements as a result of a number of factors, including, but not limited to, the risk that our new products may be delayed or not rollout as predicted, if ever, due to technological, market, or financial factors, including the availability of necessary working capital, the risk that market acceptance and sales opportunities may not happen as anticipated, the risk that our application partners and current distribution channels may choose not to distribute the new products or may not be successful in doing so, the risk that acceptance of our new products in vertical application markets may not happen as anticipated, and other risks described in our most recent Form 10-K and 10-Q reports filed with the Securities and Exchange Commission.

Socket and SoMo are registered trademarks of Socket Mobile, Inc. All other trademarks and trade names contained herein may be those of their respective owners. © 2013 Socket Mobile, Inc. All rights reserved.

Socket Mobile Contact:	Investor Relations Contact:
David Dunlap	Todd Kehrli or Jim Byers
Chief Financial Officer	MKR Group, Inc.
510-933-3035	323-468-2300
dave@socketmobile.com	sckt@mkr-group.com

– Financial tables to follow –

Socket Mobile, Inc.

Summary Statements of Operations (Unaudited)

(Amounts in Thousands except per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012
Revenue	$4,435	$4,038	$8,700	$7,992
Cost of revenue	2,631	2,539	5,188	4,970
Gross profit	1,804	1,499	3,512	3,022
Gross profit percent	41%	37%	40%	38%
Research and development	594	740	1,119	1,524
Sales and marketing	585	982	1,144	1,942
General and administrative	449	497	910	1,110
Total operating expenses	1,628	2,219	3,173	4,576
Interest expense and other, net	125	27	205	57
Deferred tax provision	8	8	16	16
Net income (loss)	$43	$(755)	$118	$(1,627)
Basic and diluted net loss per share	$0.01	$(0.16)	$0.02	$(0.34)
Weighted average shares outstanding: Basic	4,865	4,854	4,863	4,846
Diluted	4,987	4,854	4,946	4,846

Reconciliation of GAAP Net Income (Loss) to Income Before Interest, Taxes, Depreciation and Amortization (EBITDA) (Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2013	2012	2013	2012
Net income (loss) GAAP	$43	$(755)	$118	$(1,627)
Interest expense, net	120	27	205	57
Income tax expense	8	8	16	16
Depreciation	51	75	103	154
Amortization of intangibles	15	15	30	30
Stock compensation expense	57	186	151	364
Net income (loss) EBITDA	$294	$(444)	$623	$(1,006)

Socket Mobile, Inc.

Condensed Summary Balance Sheets

(Amounts in Thousands)

	June 30, 2013 (Unaudited)	December 31, 2012*
Cash	$660	$391
Accounts receivable	2,470	1,509
Inventories	1,032	941
Other current assets	119	129
Property and equipment, net	297	343
Goodwill	4,427	4,427
Intangible technology	60	90
Other assets	91	91
Total assets	$9,156	$7,921
Accounts payable and accrued liabilities	$4,274	$4,250
Bank line of credit	1,145	811
Deferred income on shipments to distributors	1,024	854
Notes payable	1,275	845
Deferred service revenue	320	369
Other liabilities	373	323
Common stock	61,129	60,971
Accumulated deficit	(60,384)	(60,502)
Total Liabilities and Equity	$9,156	$7,921

*Derived from audited financial statements.

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